Exhibit 99.1

Contact:	Daniel Foley – Investors	David Strow — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6530

Harrah’s Operating Company Announces Expiration of Consent Solicitation

LAS VEGAS, July 25, 2005 –  Harrah’s Operating Company, Inc., a subsidiary of Harrah’s Entertainment, Inc. (NYSE:HET) announced today that it has received the required consents from noteholders to execute supplemental indentures amending the indentures governing the following series of notes in the aggregate principal amount outstanding of $3,525,000,000 (the “Notes”):

•                                          8.50% Senior Notes due 2006 (CUSIP No: 700690AE0);

•                                          7.50% Senior Notes due 2009 (CUSIP No: 700690AN0);

•                                          7.0% Senior Notes due 2013 (CUSIP No: 700690AS9);

•                                          7.875% Senior Subordinated Notes due 2005 (CUSIP No: 700690AB6);

•                                          9.375% Senior Subordinated Notes due 2007 (CUSIP No: 700690AH3);

•                                          8.875% Senior Subordinated Notes due 2008 (CUSIP No: 700690AJ9);

•                                          7.875% Senior Subordinated Notes due 2010 (CUSIP No: 700690AQ3);

•                                          8.125% Senior Subordinated Notes due 2011 (CUSIP Nos: 700690AL4/700690AK6); and

•                                          Floating Rate Contingent Convertible Senior Notes due 2024 (CUSIP Nos: 127687AB7/127687AA9).

The consents were obtained pursuant to Harrah’s Operating Company’s consent solicitation, which commenced July 8, 2005. The consent solicitation expired at 5:00 p.m., New York City time, on July 22, 2005.

The supplemental indentures will be executed by Harrah’s Operating Company, Harrah’s Entertainment and each trustee under the indentures and will amend the indentures to allow the consolidated annual audited financial statements of Harrah’s Entertainment and its subsidiaries, and the periodic and other reports filed by Harrah’s Entertainment with the Securities and Exchange Commission, to satisfy the requirement for Harrah’s Operating Company to deliver consolidated annual audited financial statements and such periodic and other reports to the respective trustees. The supplemental indentures will also effect Harrah’s Entertainment’s full and unconditional guarantee of the Notes.

The terms and conditions of the consent solicitation are set forth in the consent solicitation statement dated July 8, 2005.

Deutsche Bank Securities Inc. acted as the solicitation agent and Global Bondholder Services Corporation acted as the information agent in connection with the consent solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the consent solicitation statement and is subject to the terms and conditions stated therein.

Harrah’s Entertainment is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 67 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  On June 13, 2005, Harrah’s Entertainment acquired Caesars Entertainment, Inc. and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah’s, Caesars and Horseshoe brand names.  With nearly 4 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah’s portfolio is the most diverse in the gaming industry.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site - www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.